November 23, 2011
Medium-Term Notes, Series D
No. 2011-MTNDG0153
relating to Preliminary Pricing Supplement No. 2011- MTNDG0153 dated November 23, 2011 to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013
The Jump Securities offer the opportunity for investors to earn a return based on the performance of the Philadelphia Oil Service SectorSM Index.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 22% to 26% (to be determined on the pricing date), which we refer to as the upside payment, if the closing value of the underlying index on the valuation date is, at all, greater than the initial index value.  If, on the other hand, the closing value of the underlying index on the valuation date is equal to or less than the initial index value, you will be fully exposed to the negative performance of the underlying index and will receive, for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the closing value of the underlying index from the pricing date to the valuation date. This amount may be significantly less than the stated principal amount of the securities and could be zero. The securities are not principal protected.  The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities and possibly zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	December , 2011 (expected to be December 22, 2011)
Original issue date:	December , 2011 (three business days after the pricing date)
Maturity date:	January , 2013 (expected to be January 25, 2013)
Underlying index:	Philadelphia Oil Service SectorSM Index (Bloomberg: “OSX”)
Payment at maturity:
If the final index value is greater than the initial index value,
$10 + upside payment
If the final index value is less than or equal to the initial index value,
$10 x index performance factor
This amount will be less than or equal to the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:
$2.20 to $2.60 per security (22% to 26% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.20 to $12.60 per security.

Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	January , 2013 (expected to be January 22, 2013), subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	final index value / initial index value
CUSIP:	17317U444
ISIN:	US17317U4444
Listing:	The securities will not be listed on any securities exchange.
Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, will receive an underwriting fee of $0.20 for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20 for each security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on November 23, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311004935/dp27390_424b2-osxjump.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Investment Overview
The Jump Securities
The Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying index that provides a fixed positive return if the final index value at all increases from the initial index value; however, by investing in the securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of November 22, 2011, yield an average of 1.63% per year.  If the average dividend yield remained constant for the term of the securities, this would be equivalent to 1.77% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

▪	To enhance returns and outperform the underlying index in scenarios in which the final index value increases from the initial index value by less than 22% to 26% (to be determined on the pricing date)

The securities are exposed on a 1:1 basis to the negative performance of the Philadelphia Oil Service SectorSM Index.

Maturity:	Approximately 13 months
Upside payment:	$2.20 to $2.60 (22% to 26% of the stated principal amount), to be determined on the pricing date
Coupon	None
Principal protection:	None

Philadelphia Oil Service SectorSM Index Overview

The Philadelphia Oil Service SectorSM Index is a price-weighted index currently composed of fifteen companies whose primary business is in the oil services sector and was set to an initial value of 75 on December 31, 1996. The Philadelphia Oil Service SectorSM Index was developed by the predecessor to NASDAQ OMX Group, Inc. and is calculated, maintained and published by NASDAQ OMX Group, Inc.  For additional information, please see “Information about the Philadelphia Oil Service SectorSM Index.”

Information as of market close on November 22, 2011:

Bloomberg Ticker Symbol:	OSX
Current Index Value:	217.94
52 Weeks Ago (on 11/23/2010):	222.66
52 Week High (on 4/4/2011):	297.86
52 Week Low (on 10/3/2011):	182.02

Underlying Index Historical Performance – Daily Closing Values January 3, 2006 to November 22, 2011

November 2011	Page 2

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Key Investment Rationale

Investors will receive a fixed positive return on the securities if the closing value of the underlying index on the valuation date is at all greater than the initial index value.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of November 22, 2011, the average dividend yield of those stocks was 1.63% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 1.77% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

Payment Scenario 1
The final index value is greater than the initial index value.  In this scenario, each security redeems for $12.20 to $12.60 per security (122% to 126% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.20 to $12.60 per security, and your return may be less than if you invested in the underlying index directly.

Payment Scenario 2
The final index value is less than or equal to the initial index value.  In this scenario, each security redeems for less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the closing value of the underlying index from the pricing date to the valuation date.

Summary of Selected Key Risks (see page 10)

▪	The securities do not guarantee return of any principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪	Historically, the value of the underlying index has been volatile.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of November 22, 2011, yield an average of 1.63% per year.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	An investment in the securities will expose you to concentrated risk to the oil services sector.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

November 2011	Page 3

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding Inc. will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final index value is greater than the initial index value, an investor will receive, for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final index value is less than or equal to the initial index value, the payment at maturity will be less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the closing value of the underlying index from the pricing date to the valuation date.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2011 (expected to be December 22, 2011)	December , 2011 (three business days after the pricing date)	January , 2013 (expected to be January 25, 2013)
Key Terms
Issuer:	Citigroup Funding Inc. (“Citigroup Funding”)
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities and possibly zero.

Underlying index:	Philadelphia Oil Service SectorSM Index (Bloomberg: “OSX”)
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the initial index value,
$10 + upside payment
If the final index value is less than or equal to the initial index value,
$10 x index performance factor
This amount will be less than or equal to the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:
$2.20 to $2.60 per security (22% to 26% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.20 to $12.60 per security.

Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	January , 2013 (expected to be January 22, 2013), subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	(final index value / initial index value)
Risk factors:	Please see “Risk Factors” beginning on page 10.
Clearing and settlement:	DTC

November 2011	Page 4

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17317U444
ISIN:	US17317U4444
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.
Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
▪
Upon a sale or exchange of the securities, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.
On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in swaps, options or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

November 2011	Page 5

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.20, subject to reduction for volume purchase discounts, from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.20, subject to reduction for volume purchase discounts, for each security they sell.  See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.2000	$0.2000
≥ $1,000,000 and < $3,000,000	$9.9625	$0.1625	$0.1625
≥ $3,000,000 and < $5,000,000	$9.9438	$0.1438	$0.1438
≥ $5,000,000	$9.9250	$0.1250	$0.1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2011	Page 6

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of November 22, 2011, the average dividend yield of those stocks was 1.63% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 1.77% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The graph is based on the following terms:

Stated principal amount:	$10.00 per security
Hypothetical upside payment:	$2.40 (24% of the stated principal amount)
Minimum payment at maturity:	None
Hypothetical maximum payment at maturity:	$12.40 per security

Jump Securities Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.40 per security.  In the payoff diagram above,

November 2011	Page 7

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

▪	an investor will receive $12.40 per security, the stated principal amount plus the hypothetical upside payment, at any final index value greater than the initial index value.

▪
If the final index value is less than or equal to the initial index value, the payment at maturity will be less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the closing value of the underlying index from the pricing date to the valuation date. For example, if the final index value has decreased by 25% from the initial index value, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

November 2011	Page 8

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    Upside Payment

The upside payment will be $2.20 to $2.60 per security, to be determined on the pricing date.

If the final index value is less than or equal to the initial index value:

$10    ×   Index Performance Factor

Principal		Index Performance Factor

$10	×	final index value
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero.  There is no minimum payment at maturity on the securities.  All payments on the securities are subject to the credit risk of Citigroup Inc.

November 2011	Page 9

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should also read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final index value from the initial index value and could be zero.  In this scenario, investors will be exposed to the full amount of the decrease in the closing value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work.”

▪
The appreciation potential of the securities is fixed and limited.  The appreciation potential of the securities is limited to the fixed upside payment of $2.20 to $2.60 per security (22% to 26% of the stated principal amount), even if the final index value is greater than the initial index value by more than 22% to 26%.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work.”

▪
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2006 to November 22, 2011, the closing value of the underlying index has been as low as 104.14 and as high as 359.61. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the securities.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final index value does not increase from the initial index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  As a result, the market price of the securities will vary and may be less than the original issue price at any time prior to maturity, and sale of the securities prior to maturity may result in a loss.

▪
An investment in the securities will expose you to concentrated risk to the oil services sector. All of the companies included in the Philadelphia Oil Service SectorSM Index operate in the oil services sector.  The Philadelphia Oil Service SectorSM Index is subject to increased volatility as it tracks solely the oil services industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

The oil services sector is significantly affected by changes in general economic or business conditions, including most significantly by the supply and demand for oil.  Prices and trends in the oil services sector are also affected by the supply and demand for rigs, the age and maintenance costs of rigs, governmental regulations concerning deepwater drilling and

November 2011	Page 10

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

oil exploration generally, the prevalence of renewable energy and any governmental regulations affecting renewable energy, as well as terrorism and political turbulence in oil rich regions and industrial accidents.  For example, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, owned by Transocean Ltd. and under contract to a subsidiary of BP plc, leading to a massive oil spill in the Gulf of Mexico.  Transocean Ltd. is a significant component of the underlying index.  The economic impact of this incident on Transocean Ltd. and on the sector as a whole has been, and is likely to continue to be, significantly adverse.  In response to this incident, the U.S. government implemented a six-month moratorium on certain deepwater drilling activities and adopted new governmental safety and environmental requirements applicable to both deepwater and shallow water operations.  While the moratorium has been lifted, the new safety and environmental guidelines and regulations for drilling in the U.S. Gulf of Mexico that the U.S. government has already implemented, and any further new guidelines or regulations or any other steps that the U.S. government or any other governments may implement, could disrupt or delay operations, increase the cost of operations, reduce the area of operations for drilling rigs or impose increased liability on operations.  These developments could adversely affect the price of several, or all, of the stocks that constitute the underlying index and, in turn, the value of the underlying index and of the securities.

▪
There is no direct correlation between the value of the securities or the value of the underlying index and energy prices.  There is no direct linkage between the value of the securities or the value of the underlying index and energy prices in specific regions or energy prices in general.  While energy prices may be one factor that could affect the prices of the stocks that constitute the underlying index and consequently the closing value of the underlying index, the underlying index and the securities are not directly linked to movements of energy prices and may be affected by factors unrelated to such movements which may either counteract or exacerbate such movements.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of November 22, 2011 average a dividend yield of 1.63% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 1.77% (calculated on a simple interest basis) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the securities.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

November 2011	Page 11

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

▪
The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index performance factor and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, futures and options contracts on the underlying index and/or in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2011	Page 12

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Information about the Philadelphia Oil Service SectorSM Index

General. The Philadelphia Oil Service SectorSM Index is a price-weighted index currently composed of fifteen companies whose primary business is in the oil services sector.  The Philadelphia Oil Service SectorSM Index was set to an initial value of 75 on December 31, 1996. The Philadelphia Oil Service SectorSM Index was developed by the predecessor to NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and is calculated, maintained and published by NASDAQ OMX Group, Inc.  See “Description of Securities—The Underlying Index; Public Information” in the accompanying preliminary pricing supplement for more information.

License Agreement. The NASDAQ OMX Group, Inc. and Citigroup Funding Inc. have entered into a non-exclusive license agreement providing license to Citigroup Global Markets and certain of its affiliated companies, in exchange for a fee, of the right to use the Philadelphia Oil Service SectorSM Index, which is owned and published by NASDAQ OMX, in connection with securities, including the securities.

The license agreement between NASDAQ OMX and Citigroup Global Markets provides that the following language must be set forth in this offering summary:

“The securities are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities.  The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Philadelphia Oil Service SectorSM Index to track general stock market performance.  The Corporations’ only relationship to Citigroup Funding Inc. (“Licensee”) is in the licensing of the Nasdaq®, OMX®, and Philadelphia Oil Service SectorSM Index registered trademarks, and certain trade names of the Corporations and the use of the Philadelphia Oil Service SectorSM Index which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the securities.  NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the Philadelphia Oil Service SectorSM Index.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the securities.”

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “OMX®,” “Philadelphia Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of NASDAQ OMX and have been licensed for use by Citigroup Global Markets and its affiliates.  The securities have not been passed on by the Corporations as to their legality or suitability.  The securities are not issued, endorsed, sold, or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

November 2011	Page 13

Citigroup Funding Inc.

Jump Securities Based on the Philadelphia Oil Service SectorSM Index due January   , 2013

Historical Information
The following table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2006 through November 22, 2011.  The closing value of the underlying index on November 22, 2011 was 217.94.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Philadelphia Oil Service SectorSM Index	High	Low	Period End
2006
First Quarter	223.54	189.35	208.35
Second Quarter	235.34	185.81	210.38
Third Quarter	213.40	175.79	186.10
Fourth Quarter	215.69	173.36	199.90
2007
First Quarter	217.31	180.30	214.63
Second Quarter	271.58	218.82	263.48
Third Quarter	300.77	243.03	295.08
Fourth Quarter	310.76	271.30	301.61
2008
First Quarter	312.20	248.85	281.28
Second Quarter	359.61	286.42	354.15
Third Quarter	356.76	224.59	236.42
Fourth Quarter	226.10	104.14	121.39
2009
First Quarter	142.18	108.44	123.97
Second Quarter	188.72	125.41	159.66
Third Quarter	198.29	145.64	192.56
Fourth Quarter	211.25	181.07	194.92
2010
First Quarter	216.61	187.98	205.97
Second Quarter	228.22	159.12	164.13
Third Quarter	199.07	165.02	197.55
Fourth Quarter	245.12	194.29	245.12
2011
First Quarter	296.91	240.00	295.58
Second Quarter	297.86	248.73	268.05
Third Quarter	279.79	190.23	190.23
Fourth Quarter (through November 22, 2011)	242.04	182.02	217.94

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2011	Page 14